Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FINANCIAL RESULTS AND PROVIDES
BUSINESS UPDATE FOR THE SECOND QUARTER 2016

SAN DIEGO — August 4, 2016 — Mirati Therapeutics, Inc. (NASDAQ: MRTX) (the Company or Mirati) today reported financial results for the second quarter ended June 30, 2016 and provided an update on its product development programs.

“We reported progress across our pipeline during the second quarter, including clinical responses in patients treated with glesatinib and sitravatinib.  We have since treated a number of patients with the new spray-dried dispersion formulation of glesatinib and have observed improved tolerability compared to the original formulation,” said Charles M. Baum, M.D., Ph.D., President and CEO of Mirati.  “Confirming responses to this formulation is our highest priority.  We are encouraged by enrollment rates in this clinical trial as well as our other trials, and will provide efficacy updates for all of our programs as they progress.”

Current Programs

Glesatinib (MGCD265)

The Phase 2 clinical trial in non-small cell lung cancer (NSCLC) patients with MET genetic alterations is currently enrolling patients on the new spray-dried dispersion (SDD) formulation of glesatinib.  Enrollment rates in the trial continue to increase, due in part to the Company’s diagnostic partnerships. These have significantly increased the ability to identify and enroll patients and have further confirmed that approximately seven percent of NSCLC patients express the mutations of interest.  To date, the SDD formulation is demonstrating improved tolerability. An update will be provided once data is collected on at least 15 patients.

Sitravatinib (MGCD516)

The Phase 1b clinical trial of sitravatinib continues to enroll patients with RET, CHR4q12 and CBL genetic alterations in NSCLC and other solid tumors. Patient enrollment is on track, and updates will be provided on the status of this clinical trial as we receive more data.

Mocetinostat (MGCD103)

The Phase 2 clinical trial for mocetinostat in combination with durvalumab, MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, was initiated in June 2016 and is progressing as planned. The clinical trial is exploring the potential of mocetinostat to enhance the effectiveness of checkpoint inhibitors in NSCLC and other solid tumors.

Second Quarter and First Half 2016 Financial Results

Cash, cash equivalents, and short-term investments were $91.3 million at June 30, 2016, compared to $122.3 million at December 31, 2015.

Research and development expenses for the second quarter of 2016 were $18.4 million, compared to $11.3 million for the same period in 2015. Research and development expenses for the six months ended June 30, 2016 were $36.4 million compared to $19.5 million for the same period in 2015.  The increase in research and development expenses for both the three and six months ended June 30, 2016 primarily relates to an increase in expenses associated with ongoing clinical trials, primarily for glesatinib, as well as an increase in other research and development expenses, which reflects both higher compensation costs due to an increase in research and development employees during the three and six months ended June 30, 2016 compared to the same period of 2015, as well as a one-time license fee of $2.5 million related to an early stage discovery project.

General and administrative expenses for the second quarter of 2016 were $3.8 million, compared to $4.2 million for the same period in 2015. General and administrative expenses for the six months ended June 30, 2016 were $7.9 million compared to $8.0 million for the same period of 2015.  The decrease in general and administrative expense for the second quarter primarily reflects a decrease in employee-related expense, which was primarily due to a reversal of non-cash stock-based compensation expense associated with unvested stock options granted to our former Chief Operations Officer, partially offset by a non-recurring severance charge associated with his resignation.

Net loss for the second quarter of 2016 was $22.0 million, or $1.11 per share, compared to net loss of $15.5 million, or $0.95 per share, for the same period in 2015. Net loss for the six months ended June 30, 2016 was $44.0 million, or $2.24 per share, compared to $27.4 million, or $1.74 per share, for the same period of 2015.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer in selected subsets of cancer patients with unmet needs.  In addition, our product candidates will be evaluated in combination with checkpoint inhibitors (anti-PD1 and PD-L1) to determine whether they will enhance the efficacy of those agents in patients with non-small cell lung cancer (“NSCLC”) and other solid tumors.  Our clinical pipeline consists of three product candidates: glesatinib, sitravatinib and mocetinostat.  Both glesatinib and sitravatinib are orally bio-available, spectrum-selective kinase inhibitors with distinct target profiles that are in development for the treatment of patients with NSCLC and other solid tumors. Glesatinib is in Phase 2 clinical development, and targets the MET and Axl receptor tyrosine kinase families.  Sitravatinib is in Phase 1b clinical development and targets genetic alterations in the RET rearrangements, CHR4q12 amplifications, and CBL mutations. Our third product candidate is mocetinostat, an orally bio-available, Class 1 selective histone deacetylase inhibitor.  Mocetinostat is in Phase 2 clinical development in combination with durvalumab, MedImmune’s anti-PD-L1 immune checkpoint inhibitor, for the treatment of patients with NSCLC.  More information is available at www.mirati.com.

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Contacts:

Marcy Graham

Mirati Therapeutics Inc.

Vice President, Investor Relations and Corporate Communications

(858) 332-3557

grahamm@mirati.com

Jesse Baumgartner

Stern Investor Relations

Senior Associate

(212) 362-1200

jesse@sternir.com

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, contain “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties. For more detailed disclosures and discussions regarding such forward looking statements, please refer to Mirati’s filings with the U.S. Securities and Exchange Commission (“SEC”), including without limitation Mirati’s filings on Forms 10-K, 10-Q, and 8-K. Forward looking statements are based on the current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology, or by statements that certain actions, events or results “may” or “would” be taken, occur or be achieved. Such statements include, but are not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward looking statements involve significant risks and uncertainties and are neither a prediction nor a guarantee that future events or circumstances will occur. Such risks include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks described in Mirati’s filings with the SEC. We are including this cautionary note to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The information in this news release is given as of the date above and Mirati expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$91,313	$122,327
Other current assets	1,726	3,075
Total current assets	93,039	125,402

Property and equipment, net	558	614
Other assets	2,396	2,001
Total assets	$95,993	$128,017

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$13,790	$9,798
Total current liabilities	13,790	9,798
Other liability	24	43
Total liabilities	13,814	9,841

Stockholders’ equity	82,179	118,176
Total liabilities and stockholders’ equity	$95,993	$128,017

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Expenses
Research and development	$18,441	$11,276	$36,429	$19,483
General and administrative	3,786	4,240	7,916	8,019
Total operating expenses	22,227	15,516	44,345	27,502
Loss from operations	(22,227)	(15,516)	(44,345)	(27,502)

Other income, net	166	70	370	116

Net loss	$(22,061)	$(15,446)	$(43,975)	$(27,386)

Unrealized gain (loss) on available-for-sale investments	33	(9)	60	(4)

Comprehensive loss	$(22,028)	$(15,455)	$(43,915)	$(27,390)

Basic and diluted net loss per share	$(1.11)	$(0.95)	$(2.24)	$(1.74)

Weighted average number of shares used in computing net loss per share, basic and diluted	19,912,938	16,235,261	19,646,889	15,727,891

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